Exhibit 5.1

May 2, 2024

New Horizon Aircraft Ltd. (the “Company”)

3187 Highway 35

Lindsay, Ontario K9V 4R1

Dear Sirs:

Re:	Registration Statement on Form S-8

We have acted as Canadian counsel to the Company, a company continued pursuant to the laws of the province of British Columbia, Canada, in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the Company’s New Horizon Aircraft Ltd. 2023 Equity Incentive Plan (the “Plan”), to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof. The Registration Statement relates to the reservation of 1,697,452 of the Company’s Class A ordinary shares without par value (the “Additional Shares”), which Additional Shares may be issuable upon the exercise of options (“Options”) which may be granted under the Plan that was: (i) approved by the board of directors of the Company (the “Board”) on January 4, 2024; and (ii) approved by the shareholders of the Company (“Shareholders”) at the extraordinary general meeting of Shareholders held on January 4, 2024.

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

We are rendering this opinion at the request of the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Act”) and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

For the purpose of giving this opinion we have:

(a)	examined, among other things:

(i)	a certificate of officers of the Company dated the date hereof with respect to the factual matters referred to herein, to which is attached:

(A)	a certified copy of the minutes of a meeting of the Board held on January 4, 2024 at which the Board approved the Plan;

(B)	a certified copy of the minutes of the shareholders meeting of the Company held on January 4, 2024 at which the Plan was approved by shareholders of the Company; and

(C)	a certified copy of the consent resolutions of the Board dated January 11, 2024 pursuant to which the Board approved, among other things, the reservation of 1,697,452 Additional Shares; and

(ii)	originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments all as we believe necessary and relevant as the basis of the opinion set forth herein; and

Gowling WLG (Canada) LLP Suite 2300, 550 Burrard Street, Bentall 5 Vancouver, British Columbia V6C 2B5 Canada	T +1 (604) 683-6498 F +1 (604) 683-3558 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

(b)	considered such questions of law and examined such statutes, regulations and orders, certificates, records of corporate proceedings and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

We have not reviewed the minute books or, except as described above, any other corporate records of the Company.

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this letter.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry that with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents.

This opinion is limited to the laws of British Columbia and the federal laws of Canada applicable there in force on the date hereof.

Based and relying on the foregoing and subject to the exceptions and qualifications hereinbefore set out, we are of the opinion that the 1,697,452 Additional Shares which may be reserved for issuance pursuant to the Plan will upon:

1.	the grant of one or more Options, the reservation and conditional allotment for issuance of the Additional Shares issuable upon exercise of such Options and the fixing of the prices at which such Additional Shares are to be issued upon the exercise of such Options, all in accordance with the Plan, by the Board; and

2.	the due and valid exercise of the relevant Options in accordance with the Plan and the terms of binding agreements in respect of such Options entered into between the Company and the person being granted such Options, and receipt by the Company of payment in full for each such Additional Share to be issued upon the exercise of such Options, be validly issued and outstanding as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is delivered exclusively for the use of the person to whom it is addressed and is not to be used or relied upon by third parties. This opinion may not be quoted from or referred to in dealings with third parties without our prior written consent. This opinion may not be published nor circulated without our express written consent.

Yours truly,

(signed) “Gowling WLG (Canada) LLP”